EXHIBIT 5.1

Ryan S. Anderson

Attorney at Law

Moores Law Group

PO Box 752

6014 La Granada, CA 92067

Office:  858-756-5558  Fax: 858-756-8844

Exhibit 5.1

August 27, 2014

Mr. Iryna Clark

Board of Directors

Lockbox Link, Inc.

123 W. Nye Lane, Ste. 129

Carson City, NV 889706

Re:

Registration Statement on Form S-1 for Lockbox Link, Inc.

Dear Miss Clark:

You have requested our opinion, as counsel for Lockbox Link Company, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, regarding the legality of the 5,444,000 shares (the “Shares”) of Common Stock, par value $0.20  per share, of the Company which are being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Articles of Incorporation and amendments thereto;

2. Bylaws;

3. Resolutions of the Board of Directors authorizing the issuance of the Shares; and

4. Such other documents and records as we have deemed relevant in connection with this opinion.

In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and directors of the Company as we have deemed necessary for purposes of expressing the opinions set forth herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing our opinion.

We have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law. This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

It is our opinion that each issued and outstanding share of Common Stock registered pursuant to the Registration Statement is legally issued, fully paid, and non-assessable under Nevada law. This opinion letter opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

RYAN S ANDERSON, ESQ

/s/ Ryan S, Anderson

Ryan S. Anderson, Esq.